Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation	The Equity Group Inc.
Tony Puleo	Devin Sullivan
Chief Financial Officer	(212) 836-9608
(561) 912-8270	dsullivan@equityny.com

tony.puleo@bluegreencorp.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2007 FIRST QUARTER RESULTS

•	Bluegreen Resorts Sales Increase to a First Quarter Record $87.1 Million
•	Bluegreen Communities Sales Decline to $34.9 Million
•	Net Income Rises to $5.3 Million, or $0.17 Per Diluted Share
•	Book Value of $11.60 Per Share

Boca Raton, Fla. – May 3, 2007 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the first quarter ended March 31, 2007 (see attached tables).

Total sales in the first quarter of 2007 were $122.0 million compared to total sales of $121.8 million in the first quarter of 2006, reflecting record Vacation Ownership (“Resorts”) sales notwithstanding a decline in Homesite (“Bluegreen Communities”) sales. Net income for the first quarter of 2007 rose to $5.3 million, or $0.17 per diluted share, from a net loss of $463,000, or $0.01 per diluted share, in the same period last year. The net loss for the first quarter of 2006 included a cumulative effect of change in accounting principle charge totaling $4.5 million, or $0.14 per diluted share. Income before cumulative effect of change in accounting principle for the first quarter of 2007 rose 32.3% to $5.3 million, or $0.17 per diluted share, from $4.0 million, or $0.13 per diluted share, in the first quarter of 2006.

BLUEGREEN RESORTS

Bluegreen Resorts sales increased 17.6% to a first quarter record $87.1 million from $74.1 million in the first quarter of 2006. Higher Resorts sales were primarily attributable to a 15.2% increase in same-resort sales, led by sales offices at The Fountains resort in Orlando, Florida, the Bluegreen Wilderness Club™ at Big Cedar® in Ridgedale, Missouri, MountainLoft™ in Gatlinburg, Tennessee, the Smoky Mountain Preview Center in Sevierville, Tennessee, and The Falls Village™ resort in Branson, Missouri.

Bluegreen Corporation May 3, 2007	Page 2

Sales to the Bluegreen Vacation Club® owner base also contributed to improved Resorts results. These sales increased by 27.8% during the first quarter of 2007 as compared to the same period last year, and comprised 38.2% of Resorts sales for the three months ended March 31, 2007 as compared to 33.4% of Resorts sales during the first quarter of 2006.

Higher sales were also attributable, to a lesser extent, to the opening of new sales offices in Las Vegas, Nevada, Wisconsin Dells, Wisconsin, and Williamsburg, Virginia, as well as a system-wide price increase that went into effect during March 2007.

Resorts cost of sales in the first quarter 2007 declined to 21.7% of sales from 23.0% in the first quarter of 2006. During the first quarter of 2007, gross margin was positively impacted by the application of Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-sharing Transactions" (“SFAS 152”) and the previously discussed price increase. These increases were partially offset by a higher proportion of Resort sales in relatively higher cost properties.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “The growth at our Resorts segment was robust during the first quarter of 2007, reflecting strong industry demand and increased brand recognition of the Bluegreen Vacation Club®. Construction remains substantially on schedule at our two newest Bluegreen Resorts in Las Vegas and Williamsburg, Virginia. Our Las Vegas property and the first phase of our Williamsburg property are expected to be available for occupancy by the second quarter of 2008 and, in the aggregate, will add approximately 316 new vacation ownership units.”

As of March 31, 2007, approximately $32.8 million and $18.4 million of Resorts sales and profits, respectively, were deferred under SFAS 152. These amounts compare to $27.3 million and $15.3 million of sales and profits, respectively, deferred under SFAS 152 as of December 31, 2006. These amounts are expected to be recognized in future periods.

As previously announced, effective January 1, 2006 Bluegreen was required to adopt SFAS 152, which changed many aspects of timeshare accounting, including revenue recognition, inventory costing, and accounting for incidental operations. Please review the Company’s public filings for additional information regarding the adoption and impact of SFAS 152.

Bluegreen Corporation May 3, 2007	Page 3

BLUEGREEN COMMUNITIES

Sales at Bluegreen Communities declined to $34.9 million from $47.6 million in the same period last year, reflecting the substantial sell-out of several communities that were in active sales during the first quarter of 2006 and the impact of the percentage-of-completion method of accounting, partially offset by the commencement of sales at three new Bluegreen Communities subsequent to the first quarter of 2006. As previously announced, Bluegreen Communities is currently in a period of inventory replenishment. In addition, Communities sales in the first quarter of 2006 included $7.0 million of revenue related to the bulk sale of land in California on a non-retail basis; there was no such sale in the first quarter of 2007.

Excluding the impact of percentage-of-completion accounting, several Bluegreen Communities open for more than one year generated higher sales during the first quarter of 2007 as compared to the first quarter of 2006, including The Settlement at Patriot Ranch™ (near San Antonio, Texas), Havenwood at Hunter’s Crossing™ (near San Antonio, Texas), and Sugar Tree on the Brazos (near Dallas/Forth Worth, Texas). Bluegreen Communities also reported strong initial sales at the following Texas properties that commenced sales at various times from September – December 2006: The Bridges at Preston Crossings™, a Bluegreen Golf Community (located outside of Dallas, Texas); Vintage Oaks at the Vineyard™ (located outside of San Antonio); and King Oaks™ (in Grimes County, near College Station).

Bluegreen Communities cost of sales in the first quarter of 2007 was 51.2% of sales as compared to 59.2% in the same period one year ago. In the first quarter of 2006, Communities cost of sales was adversely impacted by the $7.0 million bulk sale of land in California on a non-retail basis.

Mr. Maloney commented, “We are pleased with recent sales levels at Bluegreen Communities, although we recognize the impact that this segment had on our overall results. While the inventory replenishment process is well underway, it will take time to fully address this issue. We are continuing to prudently address our inventory needs at Bluegreen Communities, by adhering to our goal of offering customers homesites in sought after locales while seeking to maintain economic discipline in connection with our purchases. Over the last two quarters, we have commenced sales at three new properties and have recently taken the necessary steps to begin sales at our newest Bluegreen Community -- Sanctuary River Club at St. Andrews Sound™ – in the second quarter of 2007.”

Bluegreen Corporation May 3, 2007	Page 4

As of March 31, 2007, approximately $19.0 million and $7.6 million of Bluegreen Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. It is expected that these amounts will be recognized in future periods ratably with the development of the communities. These amounts compare to $18.6 million and $7.7 million of sales and profits, respectively, deferred as of December 31, 2006. The first quarter of 2007 did not benefit from the net recognition of revenue previously deferred under percentage-of-completion accounting, while the first quarter of 2006 benefited from $4.5 million of net revenue recognized under percentage-of-completion, in addition to the previously mentioned $7.0 million bulk sale of land.

OTHER FINANCIAL INFORMATION

Total positive net interest spread (interest income less interest expense) was $4.7 million in the first quarter of 2007 as compared to $4.9 million in the first quarter of 2006. Interest income increased due to Bluegreen’s higher average aggregate balances of notes receivable and retained interests in notes receivable sold, but interest expense also rose due to increased debt related to inventory acquisition and development activities and an increase in the average interest rate on the outstanding balances.

As required of all calendar year-end corporations, Bluegreen adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109” (“FIN 48”), effective January 1, 2007. This new accounting standard provides guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The adoption of FIN 48 had no impact on Bluegreen’s results of operations, financial position or cash flows.

Bluegreen’s balance sheet at March 31, 2007 reflected unrestricted cash of $32.7 million, a book value of $11.60 per share, and a debt-to-equity ratio of 0.86:1.

Bluegreen Corporation May 3, 2007	Page 5

CONFERENCE CALL

Bluegreen Corporation will host a conference call on May 4, 2007 at 11:00 am ET to discuss this news release. Interested parties may participate in the call by dialing (866) 770-7125 (Domestic) or (617) 213-8066 (International) and use the code 55676194 approximately 10 minutes before the call is scheduled to begin, and ask to be connected to the Bluegreen conference call. A recorded replay of the call will be available until June 4, 2007. Listeners may dial (888) 286-8010 (Domestic) or (617) 801-6888 (International) and use the code 76443498 for the replay. In addition, the conference call will be broadcast live over the Internet at Bluegreen’s corporate web site, www.bluegreencorp.com. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on Bluegreen Corporation’s web site for approximately 90 days.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With over 170,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts and an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 55,000 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and employs over 5,800 associates. In 2005, Bluegreen ranked No. 57 on Forbes' list of The 200 Best Small Companies and No. 48 on FORTUNE'S list of America's 100 Fastest Growing Companies. More information about Bluegreen is available at www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that Company-wide growth and growth at Resorts and Communities will not occur as anticipated; risks relating to pending or future litigation; that the Company will not be able to acquire land or identify new projects, as anticipated; sales and marketing strategies related to new Resorts and Communities properties will not be as successful as anticipated; new Resort and Communities properties will not open when expected, will cost more to develop or may not be as successful as anticipated; retail prices and homesite yields for Communities properties will be below the Company’s estimates; that cost of sales will not be as expected; that sales to existing owners will not continue at current levels; that deferred sales will not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2007.

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Bluegreen Corporation May 3, 2007	Page 6

BLUEGREEN CORPORATION

Condensed Consolidated Statements of Income

(In 000's, Except Per Share Data)

	Three Months Ended
	March 31, 2007	March 31, 2006
	(Unaudited)
REVENUES:

Vacation ownership sales	$87,148	$74,135
Homesite sales	34,874	47,625

Total sales	122,022	121,760

Other resort and communities operations revenue	15,018	16,667
Interest income	9,842	8,173
Gain on sales of notes receivable	—	505

Total operating revenues	146,882	147,105

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	18,877	17,047
Homesite cost of sales	17,855	28,175

Total cost of sales	36,732	45,222
Cost of other resort and communities operations	12,419	16,780
Selling, general and administrative expenses	81,393	73,585
Interest expense	5,151	3,306
Other expense	951	635

Total operating expenses	136,646	139,528

Income before minority interest and provision for income taxes	10,236	7,577
Minority interest in income of consolidated subsidiary	1,634	1,022

Income before provision for income taxes and changes in
accounting principle	8,602	6,555
Provision for income taxes	3,269	2,524

Income before cumulative effect of change in accounting principle	5,333	4,031
Cumulative effect of change in accounting principle, net of tax	—	(5,678)
Minority interest in income of cumulative effect of change
in accounting principle	—	1,184

Net income (loss)	$5,333	$(463)

Income before cumulative effect of change in accounting principle per share:
Basic:	$0.17	$0.13
Diluted:	$0.17	$0.13

Cumulative effect of change in accounting principle per share:
Basic:	$—	$(0.15)
Diluted:	$—	$(0.14)
Net income (loss) per share:
Basic:	$0.17	$(0.02)

Diluted:	$0.17	$(0.01)

Weighted average number of common and common equivalent shares:
Basic:	30,889	30,513

Diluted:	31,294	31,179

Bluegreen Corporation May 3, 2007	Page 7

BLUEGREEN CORPORATION

Condensed Consolidated Balance Sheets

(In 000s)

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS

Cash and cash equivalents (unrestricted)	$32,657	$49,672
Cash and cash equivalents (restricted)	21,967	21,476

Total cash and cash equivalents	54,624	71,148
Contracts receivable, net	24,841	23,856
Notes receivable, net	150,911	144,251
Prepaid expenses	12,483	10,800
Other assets	27,846	27,465
Inventory, net	385,817	349,333
Retained interests in notes receivable sold	133,717	130,623
Property and equipment, net	92,852	92,445
Goodwill	4,291	4,291

Total assets	$887,382	$854,212

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$24,029	$18,465
Accrued liabilities and other	44,787	49,458
Deferred income	42,728	40,270
Deferred income taxes	90,767	87,624
Receivable-backed notes payable	18,871	21,050
Lines-of-credit and notes payable	124,730	124,412
10.50% senior secured notes payable	55,000	55,000
Junior subordinated debentures	110,827	90,208

Total liabilities	511,739	486,487

Minority interest	16,336	14,702

Total shareholders' equity	359,307	353,023

Total liabilities and shareholders' equity	$887,382	$854,212